Exhibit 5.5

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

June 15, 2011

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. Registration Statement on Form S-4 and
Sale of Senior Notes

Ladies and Gentlemen:

This firm has acted as special counsel, solely with respect to the matters addressed in this letter, to April Corporation, a Colorado corporation (the “Guarantor”), and a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), with respect to certain matters in connection with the issuance by Beazer of $250,000,000 in aggregate principal amount of 9.125% Senior Notes due 2019 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). In conjunction with the issuance of the Notes, the Guarantor will issue a guarantee with respect to the Notes (the “Guarantee”).

The Notes and the Guarantee will be issued pursuant to the Indenture, dated as of April 17, 2002 (as amended other than as amended by the Supplemental Indenture, the “Base Indenture”), by and among Beazer, U.S. Bank National Association, as trustee (the “Trustee”), and the Guarantor and the other guarantors signatory thereto, as supplemented by the Fourteenth Supplemental Indenture, dated as of November 12, 2010 by and among Beazer, the Trustee, the Guarantor and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

For purposes of the opinions, which are set forth in paragraphs (a) through (c) below (the “Opinions”), and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.

In our examination of the Guarantee and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not

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independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and other statements are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each party to the Indenture other than the Guarantor has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, and each of such other parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against Beazer and the Guarantor, (ii) each of such other parties has duly authorized, executed and delivered the Indenture to which it is a party, (iii) each party to the Indenture is validly existing and in good standing in all necessary jurisdictions (except for the Guarantor in the State of Colorado), (iv) the Indenture constitutes a valid and binding obligation, enforceable against each of such other parties in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Indenture, and (vii) the Base Indenture (which term shall not include the Supplemental Indenture) constitutes the valid and binding obligations of each party thereto enforceable against each such party in accordance with its terms immediately prior to the amendment thereof and our delivery of this opinion to you. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinions set forth in paragraph (c) below, we have made the following further assumptions: (i) that all agreements and contracts would be enforced as written; (ii) that the consideration or other benefits received by the Guarantor under the Guarantee are adequate, (iii) that Beazer and the Guarantor will not in the future take any discretionary action (including a decision not to act) permitted under the Indenture, the Notes or the Guarantee (the “Operative Agreements”) that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iv) that Beazer and the Guarantor will obtain all permits, consents, and governmental approvals required in the future, and take all actions required, which are relevant to subsequent consummation of the transactions contemplated under the Operative Agreements or performance of the Operative Agreements; and (v) that all parties to the Operative Agreements will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Operative Agreements.

The Opinions are based as to matters of law solely on applicable provisions of, subject to the exclusions and limitations set forth in this opinion letter, internal Colorado law as currently in effect (“Applicable State Law”).

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

(b) The execution, delivery and performance by the Guarantor of the Supplemental Indenture and the Guarantee have been duly authorized by all necessary corporate action of the Guarantor.

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(c) The execution, delivery and performance by the Guarantor of the Supplemental Indenture and the Guarantee do not (i) require any approval of the Guarantor’s shareholders that has not been obtained, (ii) violate the Articles of Incorporation or Bylaws of the Guarantor or (iii) violate Applicable State Law.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law); and (iii) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or require waiver of (or that otherwise purport to have the effect of waiving) procedural, judicial or substantive rights or defenses.

Nothing herein shall be construed to cause us to be considered “experts” within the meaning of the Securities Act of 1933, as amended.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth in paragraph (c) are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated in the Indenture and the Guarantee.

This opinion letter has been prepared for use in connection with the Registration Statement, the Indenture and the Guarantee. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the reliance on this opinion letter by Troutman Sanders LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement

Very truly yours,

HOGAN LOVELLS US LLP

/s/ Hogan Lovells US LLP

Schedule 1

1.	Executed copy of the Base Indenture.

2.	Executed copy of the Supplemental Indenture

3.	Executed copy of the Guarantee.

4.	The Registration Statement.

5.	The Articles of Incorporation of the Guarantor, as certified by the Secretary of State of the State of Colorado on January 28, 2011 as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on the date hereof.

6.	The Bylaws of the Guarantor, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on the date hereof.

7.	A certificate of good standing of the Guarantor issued by the Secretary of State of the State of Colorado dated as of the date hereof.

8.	Joint Resolution of the Board of Directors of the Guarantor adopted by unanimous written consent effective as of November 5, 2010, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect relating to, among other things, authorization of the Supplemental Indenture, the Guarantee and arrangements in connection therewith.

9.	Certificate of Secretary of the Guarantor dated June 15, 2011 as to certain facts relating to the Guarantor and the incumbency and signatures of certain officers of the Guarantor.

10.	A certificate of certain officers of the Guarantor dated as of the date hereof as to certain facts relating to the Guarantor.

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